Exhibit 10.48

Description of the Compensation of

ITT Educational Services, Inc.’s

Senior Vice President, Chief Financial Officer

On May 3, 2005, Daniel M. Fitzpatrick was elected Senior Vice President, Chief Financial Officer of the Registrant by its Board of Directors, effective June 6, 2005. Under the terms of his employment arrangement with the Registrant, Mr. Fitzpatrick will receive a base salary payable at an annual rate of $235,000. Mr. Fitzpatrick was also granted a stock option as of June 6, 2005 to purchase 18,245 shares of the Registrant’s common stock at a price equal to the fair market value of the stock at the close of business on June 3, 2005. The option will vest in three equal annual installments beginning one year from the date of grant and will expire on the seventh anniversary date of the grant. Mr. Fitzpatrick will participate in the Registrant’s 2005 Executive Bonus Parameters disclosed in the Registrant’s current report on Form 8-K dated January 25, 2005 and incorporated herein by reference.

In his new position, Mr. Fitzpatrick will also have an allowance to be used for tax return preparation and financial planning, and tickets to sporting, theater and other events.